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                                                                    EXHIBIT 23.1




             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in the Registration Statement of Global Preferred Holdings, Inc. on the Form S-8 (File No. 333-88104) of our report dated March 4, 2005, with respect to our audit of the financial statements of Global Preferred Holdings, Inc. as of December 31, 2004 and for the year then ended, which report is included in the Annual Report on Form 10-K of Global Preferred Holdings, Inc. for the year ended December 31, 2004.

Our report on the financial statements of Global Preferred Holdings, Inc. includes an explanatory paragraph indicating that the Company announced on December 30, 2004 that it has entered into an agreement and plan of reorganization (the "Reorganization Agreement") with AEGON N.V. and its wholly owned subsidiary, GPRE Acquisition Corp. ("GAC"). The Reorganization Agreement specifies that the transaction is subject to various closing conditions including approval of the Company's stockholders. If the transaction is consummated, the Company will (i) transfer to GAC all of the outstanding shares of Global Preferred Re Limited (the Company's wholly owned subsidiary, through which substantially all of the Company's operations are conducted) in exchange for common shares of AEGON N.V., (ii) wind up its operations, and (iii) distribute remaining cash and assets to its stockholders in accordance with the Reorganization Agreement.


/s/ Marcum & Kliegman LLP
Melville, New York
March 29, 2005